Exhibit 10.10

RETENTION BONUS AGREEMENT

This Retention Bonus Agreement (the “Retention Agreement”) is made and entered into as of this 31st day of March, 2025 by and between QHM Holdings Inc., a Delaware corporation (the “Company”) and Thomas Roehrig (the “Employee”), who agree as follows:

Employee renders services to the Company and circumstances exist that make it desirable for the Company to incentivize Employee to remain at the Company to ensure continuity of profitable operations through a possible transaction; and

Now, therefore, in consideration of the foregoing recitals, it is mutually agreed as follows:

1.Change of Control Retention Bonus.

(A)	To induce Employee to remain employed by the Company and/or its affiliates from the date hereof through the consummation of any change of control transaction (a “Transaction”), the Company agrees to pay Employee a separate Retention Bonus in the amounts and timeframes set forth below. Nothing herein is intended to guarantee employment by the Company through the date of a Transaction, but rather to incentivize Employee not to leave voluntarily before such a Transaction is consummated.
(i)If the Company terminates Employee’s employment without Cause or Employee terminates employment with Good Reason within sixty (60) days of the consummation of a Transaction, Employee shall be entitled to receive a Retention Bonus in an amount equal to Employee’s then-existing Base Salary payable by the Company within thirty (30) days of Employee’s qualifying termination upon Employee’s execution of a release of claims in a form acceptable to the Company;
(ii)If Employee remains employed up to and until the consummation of a Transaction, and the Purchaser in a Transaction does not offer Employee continued employment after the consummation of the Transaction in a commensurate role with commensurate salary and benefits and with no relocation requirement, Employee  shall be entitled to receive a Retention Bonus in an amount equal to Employee’s then-existing Base Salary payable by the Purchaser within thirty (30) days of the Closing of the Transaction;
(iii)If Employee remains employed up to and until the consummation of a Transaction, and the Purchaser offers Employee continued employment after the consummation of the Transaction in a commensurate role with commensurate salary and benefits and with no relocation requirement and Employee accepts such offer of continued employment after the consummation of the Transaction, Employee shall be entitled to receive a Retention Bonus equal to twenty-five percent (25%) of the Employee’s then-existing Base Salary payable by the Purchaser within thirty (30) days of the consummation of the Transaction. Any additional Retention Bonus depends on Employee’s tenure and termination basis, as follows:
1)If Employee remains with Purchaser as of the first anniversary of the consummation of the Transaction or is terminated without Cause (as defined below) or resigns for Good Reason before the first anniversary of the consummation of the Transaction, Employee shall be entitled to receive an additional Retention Bonus in an amount equivalent to that paid under Section 1(A)(iii) above within ten (10) days after the first anniversary of the consummation of the Transaction.

2)If Employee is terminated for Cause or resigns without Good Reason prior to the first anniversary of the consummation of the Transaction, Employee may retain the Retention Bonus paid under Section 1(A)(iii) above, but shall receive no further Retention Bonus; and
(iv)If Employee remains employed up to and until the consummation of a Transaction, and the Purchaser offers Employee continued employment after the consummation of the Transaction, and the offer is in a commensurate role with commensurate salary and benefits and with no relocation requirement, and Employee refuses to accept such offer, Employee shall be entitled to receive a Retention Bonus equal to twenty-five percent (25%) of Employee’s then-existing Base Salary, payable within thirty (30) days of the Closing of the Transaction.
(v)In all circumstances, if Employee is terminated for Cause or resigns without Good Reason prior to the consummation of a Transaction, Employee shall receive no benefits under this Retention Agreement.
(B)	Cause. “Cause” shall include:
(i)	The conviction of Employee of, or the entering of a plea of “guilty” or “no contest” to, a felony offense or a misdemeanor involving moral turpitude as defined under Ohio Revised Code 4776.10; or

(ii)	The commission by Employee of an act of fraud upon Company;

(iii)	The misappropriation, or attempted misappropriation, by Employee of any funds or property of Company; or

(iv)	The failure by Employee to perform his obligations and responsibilities as an employee of Company which failure continues after the delivery of written notice to Employee of such failure and that the continuation of such failure will result in the termination of Employee for Cause, provided that this provision shall not apply to such failure resulting from Employee’s incapacity due to physical or mental illness; or

(v)	The willful act, willful failure to act, willful misconduct or gross negligence by Employee that is materially injurious to Company; or

(vi)	Employee’s drug or alcohol addiction that materially impairs Employee’s ability to perform normal business activities; or

(vii)	The engagement by Employee in any activity that would constitute a breach of the covenants not to compete or disclose confidential information between Employee and the Company.

(C)	Good Reason. “Good Reason” to resign Employee’s employment shall mean any of the following without Employee’s consent:
(i)	Employee has been assigned duties and responsibilities that are either materially inconsistent with or a reduction of the position duties, responsibilities, status, or authority;

(ii)	the reduction of Employee’s Base Salary or bonus opportunity;
(iii)	the relocation of Employee’s principal place of employment by more than forty (40) miles; and
(iv)	the Company’s breach of any of its material obligations under this Retention Agreement.

Provided, however, that “Good Reason” shall not exist unless Employee has first provided written notice to the Company/Purchaser of the occurrence of one or more of the conditions under clauses 1(C)(i)-(iv) above within ninety (90) days of the condition’s occurrence and such condition is not fully remedied by the Company/Purchaser within thirty (30) days after the Company’s/Purchaser’s receipt of written notice from Employee.

2.Governing Law; Jurisdiction. This Retention Agreement shall be governed by the laws of the State of Ohio, and all parties hereto consent to the jurisdiction of the courts of the State of Ohio, and specifically the jurisdiction and venue of the federal or state courts sitting in Hamilton County, Ohio.

3.Assignment. This Retention Agreement, and the obligations of the Employee hereunder, shall inure to the benefit of Company and its successors and assigns, including, without limitation, any Purchaser of the Company.

4.Entire Agreement, Integration. This Retention Agreement constitutes the complete agreement between the parties, and no prior negotiations or communications shall vary or modify this Retention Agreement, which represents the final understanding and agreement of the parties.

5.Severability. The invalidity or unenforceability of any provision of this Retention Agreement shall not affect the validity or enforceability of any other provision hereof. To the extent that any provision of this Retention Agreement may be found to be invalid or unenforceable, it is the intention of the parties to this Retention Agreement that such provision will be enforced to the extent or degree that it is valid and enforceable.

EACH PARTY HAS CAREFULLY READ THIS RETENTION AGREEMENT, FULLY UNDERSTANDS THIS RETENTION AGREEMENT, AND SIGNS IT AS THE PARTY’S OWN FREE ACT. EACH PARTY HAS CONSULTED WITH COUNSEL ABOUT ITS TERMS OR HAS FREELY CHOSEN NOT TO DO SO. IN SIGNING THIS RETENTION AGREEMENT, NO PARTY IS RELYING ON ANY FACT, STATEMENT OR ASSUMPTION NOT SPECIFICALLY SET FORTH IN THIS RETENTION AGREEMENT.

QHM HOLDINGS INC. By:/s/ Gregory Crawford Its Chairman of the Board of Directors and Chief Executive Officer	Employee /s/ Thomas Roehrig Thomas Roehrig